Exhibit 10.1

March 27, 2020

Robin Gantt

Re:     Confidential Employment Separation Agreement

Dear Robin:

As we discussed, you have notified Northwest Pipe Co. (the “Company”) that you wish to resign, and the Company has accepted your resignation from your full time role, effective March 31, 2020.

Provided below in Part I (“Separation from Employment”) are details regarding your final pay and other employment benefits. You will receive your final pay and the other benefits described in Part I regardless of whether you decide to sign the agreement described in Part II below. Part II (“Confidential Separation Agreement”) provides you with additional separation pay if you voluntarily agree to certain terms and conditions.

Part I. Separation from Employment

1.     Final Pay. Your resignation will be effective and your employment with the Company will end on March 31, 2020. You will receive your final paycheck and pay for your accrued but unused vacation on that day or shortly thereafter in accordance with applicable law.

If you have any monies due to you for outstanding business expenses, please submit them for review, approval and payment in accordance with Company policy.

2.     Performance Share Units. In accordance with the terms of the Performance Share Unit Agreement, your shares that vest on March 31, 2020 shall vest on that date. Any shares that are unvested at the time your employment ends will be forfeited.

3.     Other Benefit Plans. Your other benefits will continue in accordance with the terms of applicable benefits plans. If you have any questions regarding your other benefits, contact Megan Kendrick, Vice President of Human Resources at 360-397-6312.

4.     Return of Company Property. On your last day of employment or immediately thereafter, you must return any and all Company property in your possession or control, including but not limited to any Company credit cards, keys, card keys, employee badges, computers, cell phones, tablet devices, documents (including all financial and accounting documents), manuals, customer and product lists and information, equipment, supplies, strategic planning information, and human resources information, as well as any other property belonging to the Company or any Company-owned or affiliated company.

The above compensation and benefits will be provided to you regardless of whether you sign the Confidential Continued Employment/Separation Agreement in Part II below. The agreement below provides for Separation Pay and Separation Benefits on the terms and conditions described below.

Part II. Confidential Continued Employment/Separation Agreement

This Confidential Continued Employment/Separation Agreement (the “Agreement”) sets forth an amicable arrangement for the termination of your employment by providing you with Continued Employment, pay and benefits in exchange for, among other things, a release of claims. This Agreement is not an acknowledgement of wrongdoing by you or the Company. If you enter into this Agreement, you agree that you are doing so voluntarily.

1.     Continued Employment. You will remain a Company employee from April 1, 2020 until March 31, 2021 (the “Continued Employment Period”). During that time, your title will be Consultant. In that role, you will be expected to be reasonably available to the Company to provide consulting services. You and the Company estimate that such services will take 8-10 hours per month, but that amount may increase or decrease during the Continued Employment Period at the Company’s discretion, provided that it shall not exceed 80 hours in any one month. The Company expects that most if not all of this work can be performed remotely, though you agree to be available to come into the office as reasonably requested from time to time by the Company during the Continued Employment Period.

2.     Pay and Benefits During Continued Employment Period. The Company shall pay you $324,480, less applicable deductions and withholdings, to be paid in 24 equal installments in accordance with the Company’s regular payroll cycles, with the exception of the final payment which will be paid within ten (10) days following the Effective Date of this Supplemental Release and Waiver (see section 7 and appendix I). You will be eligible for the same benefits, including health insurance, generally made available to Company employees but you will not be eligible for any incentive compensation programs.

The Continued Employment Period and the pay and benefits provided in this Agreement are in lieu of all other forms of severance or other compensation payments under any Company policy, plan, practice or agreement (excluding vested retirement benefits). They are unique and exclusive to you, and are available to you only if you execute and do not revoke this Agreement. They constitute additional benefits and compensation to which you would not otherwise be entitled. By accepting this Agreement, you hereby waive any other benefits and compensation that may be provided under any other agreement or the Company’s (or any of its subsidiaries’ or affiliates’) policies, plans or practices (excluding vested retirement benefits).

3.     Treatment of Restricted Stock Units. In accordance with the terms of the Restricted Stock Unit agreement (“RSU agreement”), your unvested Restricted Stock Units are subject to forfeiture when your employment ends. If approved by the Board of Directors, the Company will modify the RSU agreement as follows: The 938 restricted stock units scheduled to vest on January 15, 2021 shall vest on that date. Vesting of the 938 restricted stock units scheduled to vest on January 17, 2022 will be accelerated to also vest on January 15, 2021. Vesting of these shares on January 15, 2021 shall be permitted notwithstanding the fact that you will no longer be a Company employee.

4.     Release of Claims. In consideration for the Continued Employment Period and the pay and benefits provided in this Agreement, you and your heirs, executors, representatives, agents, insurers, administrators, successors and assigns fully waive, release and discharge the Company, including, without limitation, all of the Company’s related corporations, affiliates, parents, subsidiaries, joint ventures, and current and former directors, officers, employees, agents, attorneys, insurers, shareholders, representatives and assigns (the “Released Parties”), from any and all liability, damages, claims or causes of action, direct or indirect, known or unknown, relating in any way to your employment with the Company or the termination of that employment. You acknowledge and understand that by entering into this Agreement, you are waiving and releasing any legal claims you may have relating to your employment at the Company and the termination of that employment.

This release also includes, but is not limited to, all claims against the Released Parties under any local, state or federal laws, including but not limited to ERISA, 29 U.S.C. § 1001, et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, as amended; the Post Civil War Civil Rights Acts, 42 U.S.C. §§ 1981-1988; the Civil Rights Act of 1991; the Equal Pay Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the Rehabilitation Act of 1973; the Uniformed Services Employment and Reemployment Rights Act; the Fair Labor Standards Act; Executive Order 11246; the Sarbanes-Oxley Act, as amended; the Worker Adjustment and Retraining Notification Act, as amended; the National Labor Relations Act, as amended; the Genetic Information Nondiscrimination Act; and all other federal, state, or local common or statutory law theories and all federal, state, or local labor, employment or wage laws that may legally be waived.

This release and the ADEA release in Section 5 do not waive any rights you may have, if any, in vested retirement benefits with the Company or for unemployment compensation benefits with a state agency. The releases also do not prevent you from pursuing a claim that the Company has violated the terms of this Agreement. Your releases also do not prevent you from filing a claim for discrimination, or participating in an investigation, with the Equal Employment Opportunity Commission, the National Labor Relations Board or any applicable state labor agency, but you agree not to accept any monetary damages or other compensation for any claim.

5.     Specific Release of ADEA Claims. In further consideration of the Separation Pay and Separation Benefits provided to you in this Agreement, you hereby irrevocably and unconditionally fully and forever waive, release and discharge the Released Parties from any and all claims, whether known or unknown, from the beginning of time to the date of your execution of this Agreement, arising under the Age Discrimination in Employment Act (“ADEA”), as amended, and its implementing regulations, including the Older Workers’ Benefit Protection Act. By signing this Agreement, you hereby acknowledge and confirm that (i) you have read this Agreement in its entirety and understand all of its terms; (ii) you have been advised of and have availed yourself of your right to consult with your attorney prior to executing this Agreement; (iii) you knowingly, freely and voluntarily agree to all of the terms and conditions set out in this Agreement, including, without limitation, the waiver, release and covenants contained herein; (iv) you are executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which you are otherwise entitled; (v) you were given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of your choice, although you may sign it sooner if desired; (vi) you understand that you have seven (7) days from the date you sign this Agreement to revoke the release in this Section by delivering notice of revocation to Megan Kendrick, Vice President of Human Resources at mkendrick@nwpipe.com by e-mail before the end of such seven (7)-day period; and (vii) you understand that the release contained in this paragraph does not apply to rights and claims that may arise after the date on which you sign this Agreement. The parties agree that any changes to this Agreement, whether material or not, do not restart the running of the twenty-one (21)-day period.

If you sign and do not revoke this Section, this Agreement will become effective, in its entirety, on the eighth (8th) day after you sign this Agreement (the “Effective Date”).

6.     Covenant Not to Sue. You agree not to lodge, file or bring any suit, charge, complaint or other form of action against the Company or its directors, trustees, servants, officers, agents, employees, subsidiaries, affiliates, divisions, insurers, successors or assigns, relating in any way whatsoever to any matters released herein. This paragraph does not apply to charges filed with the Equal Employment Opportunity Commission or an equivalent state agency.

7.     Supplemental Release. You further agree that you will sign a supplemental release, in a form similar to that attached here as Exhibit A, on or shortly after your last day of employment.

8.     Acknowledgement of Receipt of Wages. You acknowledge that you have been paid in full all sums due and owing by virtue of your employment with the Company.

9.     Confidentiality of Agreement. You agree to hold confidential the terms and conditions of this Agreement, except as otherwise provided by law. You may, however, discuss the terms and conditions of this Agreement with your significant other, attorney and tax advisor. You agree that you will take all steps reasonably necessary to ensure that those parties to whom disclosure is permitted will maintain the confidentiality of this Agreement and that you will be personally liable if they violate the confidentiality of this Agreement. In no manner will this obligation prevent you from responding to any government agency, court order or subpoena with truthful and accurate information.

10.     Confidentiality Obligations. You acknowledge that you have a duty as a former employee of the Company to keep confidential all proprietary or confidential information obtained by you during the course of your employment with the Company. During the course of your employment, you have had access to and have used substantial amounts of Company confidential and proprietary information, including but not limited to proprietary processes and procedures; financial and accounting information; strategic planning information; human resources information; Company policies, procedures and objectives; Company operating information; and customer and supplier information (“Confidential Information”). You agree to maintain the strict confidentiality of all Confidential Information after your employment at the Company ends and at all times in the future except when required by law, e.g., upon subpoena by a government agency. You agree to immediately notify the Company in writing upon receipt of such a summons, subpoena or other request for any Confidential Information. You understand that your disclosure of Confidential Information to anyone may subject you and any other user of that information to legal and equitable claims by the Company.

11.     Non-Disparagement. You agree that you will not in any way disparage or harm the name or reputation of the Company, any Company-owned business or any Company affiliate, including any such entities’ past or present officers, directors, employees, agents or attorneys, in either their personal or official capacities. In no manner will this obligation prevent you from responding to any government agency, court order or subpoena with truthful and accurate information.

12.     Cooperation with Company Matters. You agree that, if requested by the Company, you will cooperate and provide truthful and accurate information to the Company in connection with matters about which you have knowledge or in defense of threatened, ongoing or future litigation, claims, or administrative or arbitration proceedings against the Company or any of its affiliates. After the Continued Employment Period ends, the Company will reimburse you for such time at an hourly rate of compensation that is based on your annual base salary at the Company as of March 31, 2020.

13.     Right to Seek Injunctive Relief. You acknowledge that any breach of your obligations under the confidentiality and non-disparagement provisions of this Agreement would constitute a material breach of the Agreement. You further acknowledge that the Company’s remedy at law for any actual or threatened breach of those obligations would be inadequate and that the Company will, in addition to whatever remedies it may have at law or in equity under this Agreement, be entitled to immediate injunctive relief from any actual or threatened breach of those provisions.

14.     Entire Agreement; Applicable Law. This Agreement reflects the entire agreement and understanding between you and the Company and supersedes and replaces all other oral or written understandings regarding your employment except: the Performance Share Unit Agreement and the Restricted Stock Unit Agreement. You acknowledge that you are not relying upon any other representations, arrangements or understandings in signing this Agreement. This Agreement shall be construed in accordance with and governed by the statutes and common law of the State of Oregon. No changes may be made to the terms of this Agreement except in a writing signed by you and the Company’s President. The jurisdiction of the federal and state courts in Multnomah shall be exclusive.

15.     Severability. If any portion or provision of this Agreement is held invalid or unenforceable, the remainder of the Agreement will be deemed severable, will not be affected, and will remain in full force and effect.

16.     Voluntary Execution. You acknowledge that you have read this Agreement and understand it, and that you are entering into it voluntarily.

If you agree to this Agreement, please sign and return it to me. If you have any questions concerning this Agreement, please feel free to contact me. I thank you for all you have done for the Company during your employment and wish you success in the future.

Sincerely,

/s/ Scott Montross

Scott Montross
President and CEO
Northwest Pipe Company

I have carefully reviewed the Confidential Continued Employment/Separation Agreement set forth in Part II above. I understand that it includes a release of legal claims, and I knowingly and voluntarily accept its terms.

/s/ Robin Gantt	March 30, 2020
Employee signature	Date

Robin Gantt
Employee name printed

ATTACHMENT 1
SUPPLEMENTAL RELEASE AND WAIVER

Pursuant to the terms of the Confidential Continued Employment/Separation Agreement between Northwest Pipe Company and Robin Gantt, effective ______, 2020, the parties agree as follows:

Final Pay. Your final pay under the Confidential Continued Employment/Separation Agreement will be paid in a lump sum within ten (10) days following the Effective Date of this Supplemental Release and Waiver.

Supplemental Release and Waiver. In consideration for these separation benefits and those provided in the Confidential Continued Employment/Separation Agreement, and to the fullest extent permitted under applicable law, you release the Company, including, without limitation, all of the Company’s related corporations, affiliates, parents, subsidiaries, joint ventures, and current and former directors, officers, employees, agents, attorneys, insurers, shareholders, representatives and assigns (the “Released Parties”), from any claims you might have, whether known or unknown to you at this time, in connection with your employment or your separation from employment. This release includes any claims you might have under applicable state, federal, or local law dealing with employment, contract, wage and hour, tort, or civil rights matters including, but not limited to, applicable state civil rights or wage payment laws, the Employee Retirement Income Security Act (ERISA), Title VII of the Civil Rights Act of 1964, the Post-Civil War Civil Rights Acts (42 U.S.C. §§ 1981-1988), the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, the Uniformed Services Employment and Reemployment Rights Act, the Fair Labor Standards Act, sections 503 and 504 of the Vocational Rehabilitation Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, Executive Order 11246, and Oregon employment statutes, all as amended, and any regulations under such laws.

This release does not affect any rights you might have for benefits under any applicable medical insurance, disability, workers’ compensation, unemployment compensation, or retirement programs. This release also does not prevent you from filing a claim with the Equal Employment Opportunity Commission or the applicable state labor agency, but you agree not to accept any monetary damages or other compensation for any claim.

Older Workers Benefit Protection Act. Pursuant to the Older Workers Benefit Protection Act, you acknowledge that: (a) the Company encourages you to consult with an attorney prior to executing this Supplemental Release and Waiver; (b) you have read the release and understand the effect of your release and that you are releasing legal rights; (c) you are aware of certain rights to which you may be entitled under certain statutes and laws identified in the release; (d) you have had at least twenty-one (21) days to consider this Supplemental Release and Waiver, which ran concurrent with your continued employment pursuant to your Separation Agreement; (e) you do not waive rights or claims under the federal Age Discrimination in Employment Act that may arise after the date this waiver is executed; and (f) as consideration for executing this Supplemental Release and Waiver, you have received additional benefits and compensation of value to which you would not otherwise be entitled. You may revoke your acceptance of this Supplemental Release and Waiver within seven days of your acceptance by sending a written statement to that effect addressed to the attention of ___________________. Unless you revoke it within those seven days, this Supplemental Release and Waiver will be effective on the eighth day after you have signed it (“Effective Date”).

Accepted ____________, 20__

Robin Gantt

__________________________

[Employee’s signature]

Accepted _____________, 20__

__________________________

[Executive’s signature]

_________________________ [Printed name of Executive]

_________________________[Title]

Northwest Pipe, Company